EXHIBIT 99.2

                                  PRESS RELEASE


                        3D SYSTEMS UPDATES EOS LITIGATION

     VALENCIA, Calif. - Sept. 15, 2003 - 3D Systems Corp. (NASDAQ: TDSC). As a result of questions that have arisen regarding the EOS litigations, 3D Systems today provided an update on the state of the various matters under dispute.

     "Over the past few weeks, we have received a number of inquiries about the effect of the recent rulings by the Federal District Court in Orange County, California. Those rulings do not give the right to third parties to sell laser sintering machines in the United States. Only 3D Systems has the exclusive right, under the University of Texas patents, to sell laser sintering machines in the United States. We continue to sell all laser sintering systems and materials as we have since the merger with DTM Corporation in August 2001 and the rulings do not affect our rights to do so," said Chuck Hull, 3D Systems co-founder and interim chief executive officer.

     "Further, to remove any misconceptions resulting from the pre-trial rulings in California, there has been no judicial finding concerning damages at this point. We believe the magnitude of damages claimed by EOS in recent communications are highly exaggerated and not likely to be awarded. These rulings do not affect 3D Systems' leadership in the marketplace, nor lessen our continuing commitment to develop technically superior products for our customers. We remain convinced that the law and facts favor our position in these lawsuits and we will ultimately prevail."


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ABOUT 3D SYSTEMS

     Founded in 1986, 3D Systems(R), the solid imaging company(SM), provides solid imaging products and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

     3D Systems' product line includes the MJM product line (ThermoJet(R) solid object printer and InVision 3-D printer), SLA(R) (stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

     3D Systems created the rapid prototyping (RP) industry and is the originator of advanced digital manufacturing (ADM(SM)) solution for manufacturing applications. ADM uses 3D Systems' solid imaging technologies to accelerate production of customized/ specialized parts. A typical ADM center contains multiple 3D Systems' SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

     3D Systems' systems range in price from $40,000 to $799,000. More information: www.3dsystems.com or email moreinfo@3dsystems.com

Our view of an award of any potential damages and the ultimate outcome in the California EOS litigation are forward looking statements and are subject to uncertainties and other factors that may cause the actual results of the litigation to be materially and adversely different than the beliefs we express in this release. The ultimate outcome of the litigation will be determined by the court following arguments by both parties to the litigation. A court may disagree with our position, and if so, may award damages. If awarded, the damages may be substantially in excess of what we believe can be substantiated. We do not undertake to update any forward-looking statements.


CONTACT:
Elizabeth Goode, Director Marketing
(661) 295-5600, ext. 2632
goodee@3dsystems.com

or

Trudy Self, Investor Relations
Self & Associates
(909) 336-5685
tmself@aol.com